Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

(To Prospectus dated February 14, 2025,

Prospectus Supplement dated February 14, 2025 and

Product Supplement No. EQUITY MLI-4 dated January 20, 2026)

500,000 Units $10 principal amount per unit CUSIP No. 36274H493	Pricing Date Settlement Date Maturity Date	June 23, 2026 June 30, 2026 December 31, 2027

GS Finance Corp.

Medium-Term Notes, Series F

guaranteed by The Goldman Sachs Group, Inc.

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks

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A Fixed Coupon Payment of $0.385 per unit payable quarterly on each Coupon Payment Date (equal to a rate of 15.40% per annum).
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Maturity of approximately 18 months.
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At maturity, if the value of the Basket has decreased by more than 20%, 1-to-1 downside exposure to decreases in the Basket from the Starting Value, with up to 100.00% of the principal amount at risk; otherwise, at maturity, you will receive the principal amount. At maturity, you will also receive the final Fixed Coupon Payment, regardless of the performance of the Basket.
▪
The Basket is comprised of a common share of Cameco Corporation and the common stock of Freeport-McMoRan Inc. (each, a “Basket Component”). Each Basket Component is given an equal weight.
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All payments are subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes.
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Limited secondary market liquidity, with no exchange listing.

The notes are being issued by GS Finance Corp. (“GSFC”) and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (“GSG”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-10 of this term sheet and page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is equal to approximately $9.67 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

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Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Note Prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$5,000,000
Underwriting discount(1)	$ 0.10	$50,000
	$ 0.05	$25,000
Proceeds, before expenses, to GSFC	$ 9.85	$4,925,000
(1) The underwriting discount reflects a sales commission of $0.10 per note and a structuring fee of $0.05 per note.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Goldman Sachs & Co. LLC

June 23, 2026

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Summary

The Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by GSG. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of GSFC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of GSG’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of GSFC, as issuer, and GSG, as guarantor. The notes will pay a Fixed Coupon Payment of $0.385 per unit on each Coupon Payment Date (equal to a rate of 15.40% per annum). At maturity, if the Ending Value of the Market Measure, which is the basket described below (the “Basket”), is less than the Threshold Value, your notes are subject to 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of the principal amount at risk; otherwise, you will receive the principal amount. At maturity, you will also receive the final Fixed Coupon Payment, regardless of the performance of the Market Measure. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and GSG’s credit risk. See “Terms of the Notes” below.

The Basket is comprised of a common share of Cameco Corporation and the common stock of Freeport-McMoRan Inc. On the pricing date, each Basket Component is given an equal weight.

The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date. For more information, see “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this term sheet, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this Note Prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this Note Prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this Note Prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.67 per $10 principal amount, which is less than the public offering price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.33 per $10 principal amount).

Prior to September 23, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through September 22, 2026). On and after September 23, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

Minimum Purchase Amount of Notes Offered Hereby

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

Fixed Coupon Barrier Notes	TS-2

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Terms of the Notes
Company (Issuer):	GS Finance Corp. (“GSFC”)
Guarantor:	The Goldman Sachs Group, Inc. (“GSG”)
Term:	Approximately 18 months.
Market Measure:

An equally weighted basket comprised of the Basket Components, as set forth in the table under “The Market Measure” below (each, a “Basket Component,” and collectively the “Basket Components”). For each Basket Component, its current Bloomberg ticker, current primary listing, Initial Component Weight, Closing Market Price on the Pricing Date, Component Ratio and Initial Basket Value Contribution are set forth in the table under “The Market Measure” below.

Principal Amount:

$10.00 per unit; $5,000,000 in the aggregate on the settlement date; the aggregate principal amount may be increased if the Company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the maturity date, in addition to the final Fixed Coupon Payment, the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to the Redemption Amount.

Redemption Amount:

On the maturity date, in addition to the final Fixed Coupon Payment, the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to:

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If the Ending Value is greater than or equal to the Threshold Value: $10

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If the Ending Value is less than the Threshold Value:

Threshold Value:	80.00, which is 80% of the Starting Value
Fixed Coupon Payments:

The Company will pay, for each $10 of the outstanding principal amount, a Fixed Coupon Payment of $0.385 per unit on each Coupon Payment Date (equal to a rate of 15.40% per annum).

The Fixed Coupon Payment paid on any Coupon Payment Date will be paid to the person in whose name this note is registered as of the close of business on the Record Date for such Coupon Payment Date. If the Fixed Coupon Payment is due at maturity but on a day that is not a Coupon Payment Date, the Fixed Coupon Payment will be paid to the person entitled to receive the principal of this note.

Starting Value:	100.00
Ending Value:

The sum of, for each Basket Component: the product of (i) the Closing Market Price of such Basket Component on the Final Calculation Day times (ii) the Price Multiplier of such Basket Component on the Final Calculation Day times (iii) the Component Ratio of such Basket Component. If a Market Disruption Event or non-trading day occurs as to any Basket Component on the scheduled Final Calculation Day, the Closing Market Price of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes–Baskets—Value of the Basket” on page PS-41 of the accompanying product supplement.

Final Calculation Day/Maturity Valuation Period:	December 23, 2027, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.
Coupon Payment Dates:

Quarterly; September 30, 2026, December 31, 2026, March 31, 2027, June 30, 2027, September 30, 2027 and December 31, 2027 (the Maturity Date), subject to postponement as described beginning on page PS-24 of the accompanying product supplement; For purposes of the accompanying product supplement, each Coupon Payment Date is a “payment date.”

Maturity Date:	December 31, 2027, subject to postponement as described beginning on page PS-25 of the accompanying product supplement.
Component Ratio:

With respect to each Basket Component, the quotient of (i) the product of (a) the Initial Component Weight for such Basket Component set forth in the table under “The Market Measure” below times (b) 100 divided by (ii) the Closing Market Price of such Basket Component on the pricing date, with the result rounded to eight decimal places.

Price Multiplier:	For each Basket Component, 1, subject to adjustments for certain corporate events relating to such Basket Component described beginning on page PS-35 of the accompanying product supplement.
Record Date:	The business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted).
Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page
Calculation Agent:	Goldman Sachs & Co. LLC. (“GS&Co.”), an affiliate of GSFC.

Fixed Coupon Barrier Notes	TS-3

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Authorized Denominations:	$10 or any integral multiple of $10 in excess thereof.
Overdue Principal Rate and Overdue Coupon Rate:	The effective Federal Funds rate.
Defeasance:	Not applicable.

Fixed Coupon Barrier Notes	TS-4

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Determining Payments on the Notes

Fixed Coupon Payments

The notes will pay a quarterly Fixed Coupon Payment of $0.385 per unit on each Coupon Payment Date (equal to a rate of 15.40% per annum).

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

The Redemption Amount will also include the final Fixed Coupon Payment regardless of the performance of the Market Measure.

You will lose all or a significant portion of the principal amount of the notes if the Ending Value is less than the Threshold Value. Even with the Fixed Coupon Payments, the return on the notes could be negative.

Fixed Coupon Barrier Notes	TS-5

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This term sheet constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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Product supplement no. EQUITY MLI-4 dated January 20, 2026:

https://www.sec.gov/Archives/edgar/data/886982/000119312526016285/baml_prodsupp_no._equity.htm

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Prospectus supplement dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027380/d891153d424b2.htm

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Prospectus dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027379/d860775d424b2.htm

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, GSG and this offering. Any prior or contemporaneous oral statement and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.

The information in this term sheet supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this term sheet as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this term sheet, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021. References herein to “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Fixed Coupon Barrier Notes	TS-6

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Market Measure will not decrease from the Starting Value to an Ending Value that is below the Threshold Value.
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You accept that the return on the notes will be limited to the return represented by the Fixed Coupon Payments even if the percentage change in the value of the Market Measure is significantly greater than such return.
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You are willing to lose up to 100% of the principal amount.
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You are willing to forgo dividends or other benefits of owning shares of the Basket Components.
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You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and GSG’s actual and perceived creditworthiness, our credit spreads and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and GSG’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You seek an uncapped return on your investment.
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You seek principal repayment or preservation of capital.
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You want to receive dividends or other distributions paid on the shares of the Basket Components.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take GSG’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Fixed Coupon Barrier Notes	TS-7

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Examples of Hypothetical Payments at Maturity

The following table is for purposes of illustration only. It is based on hypothetical values and shows hypothetical returns on the notes. The table illustrates the calculation of the Redemption Amount based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Threshold Value, Ending Value and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:

1)
a Starting Value of 100.00;
2)
a Threshold Value of 80.00;
3)
an expected term of the notes of approximately 18 months; and
4)
a Fixed Coupon Payment applicable to a single Coupon Payment Date of $0.385 per unit.

For hypothetical historical values of the Basket, see “The Market Measure” section below. For recent actual prices of the Basket Components, see “The Basket Components” section below. All payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit(3)	Return on the Notes(4)
0.00	-100.00%	$0.000	-100.00%
20.00	-80.00%	$2.000	-80.00%
30.00	-70.00%	$3.000	-70.00%
40.00	-60.00%	$4.000	-60.00%
50.00	-50.00%	$5.000	-50.00%
79.99	-20.01%	$7.999	-20.01%
80.00(1)	-20.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
100.00(2)	0.00%	$10.000	0.00%
102.00	2.00%	$10.000	0.00%
105.00	5.00%	$10.000	0.00%
107.00	7.00%	$10.000	0.00%
120.00	20.00%	$10.000	0.00%
150.00	50.00%	$10.000	0.00%
200.00	100.00%	$10.000	0.00%

(1) This is the Threshold Value.

(2) The Starting Value was set to 100.00 on the pricing date.

(3) The Redemption Amount per Unit does not include the final Fixed Coupon Payment.

(4) The Return on the notes is calculated based on the Redemption Amount, not including the Fixed Coupon Payments.

Fixed Coupon Barrier Notes	TS-8

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” beginning on page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus. You should carefully review these risks and considerations as well as the more detailed explanation of risks described in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. You should also review the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes. Also, your notes are not equivalent to investing directly in the Basket Components.

Structure-related Risks

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If the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount.
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Your investment return is limited to the return represented by the Fixed Coupon Payments and may be less than a comparable investment directly in the Basket Components. You will not receive a payment on the notes greater than the principal amount plus the Fixed Coupon Payments that may be payable over the term of the notes, regardless of the extent of any increase in the value of the Market Measure.
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The Redemption Amount will not reflect changes in the value of the Market Measure other than on the Final Calculation Day. As a result, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Final Calculation Day, even if the value of the Market Measure was greater than the Threshold Value prior to such Final Calculation Day.
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Changes in the price of one Basket Component may be offset by changes in the price of the other Basket Component.
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Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to the credit risk of GSFC, as issuer, and the credit risk of GSG, as guarantor, and any actual or perceived changes in our or GSG’s creditworthiness are expected to affect the value of the notes. If we and GSG become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

Valuation- and Market-related Risks

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The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes. The public offering price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GSFC, as issuer, the creditworthiness of GSG, as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” on page PS-11 of the accompanying product supplement.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the public offering price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on

Fixed Coupon Barrier Notes	TS-9

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of GSG. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Risk Factors — Valuation- and Market-related Risks — Your notes may not have an active trading market.” on page PS-11 of the accompanying product supplement.

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A trading market is not expected to develop for the notes. None of us, GSG, GS&Co. or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

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Our hedging and trading activities (including trades in shares of the Basket Components) and any hedging and trading activities we, GSG, GS&Co., MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

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The issuers of the Basket Components (the “Underlying Companies”) will have no obligations relating to the notes, and none of us, GSG, GS&Co. or MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.
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You will have no rights of a holder of the Basket Components and you will not be entitled to receive shares of the Basket Components or dividends or other distributions by the Underlying Companies.
▪
While we, GSG, GS&Co., MLPF&S and our other or their affiliates may from time to time own securities of the Underlying Company, we, GSG, GS&Co., MLPF&S and our other or their affiliates do not control the Underlying Company, and have not verified any disclosure made by the Underlying Company.
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Payments on the notes will not be adjusted for all corporate events that could affect the Basket Components. See “Description of the Notes— Anti-Dilution Adjustments Relating to Underlying Stocks” beginning on page PS-35 of the accompanying product supplement.

Tax-related Risks

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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Additional Risk Factors

Additional Structure-related Risks

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The return on your notes may change significantly despite only a small change in the value of the Market Measure. If the Ending Value is less than the Threshold Value, you will receive less than the principal amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the Ending Value to the Threshold Value will not result in a loss of principal on the notes, a decrease in the Ending Value to less than the Threshold Value will result in a loss of a significant portion of the principal amount of the notes despite only a small change in the value of the Market Measure.
▪
The Fixed Coupon Payment is fixed and does not reflect the performance of the Market Measure. The notes will pay a Fixed Coupon Payment on each Coupon Payment Date. The Fixed Coupon Payment for each Coupon Payment Date is different from, and may be significantly less than, a coupon that is based on the performance of the Basket Components. Accordingly, the Fixed Coupon Payments on the notes may be significantly less than the return you could earn on another instrument linked to the Basket Components that pay coupons based on the performance of the Basket Components.

Fixed Coupon Barrier Notes	TS-10

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Additional Risks Related to a Common Share of Cameco Corporation

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An investment in the offered notes is subject to risks associated with securities issued by a foreign company. Your notes are linked, in part, to a basket component issued by a foreign company. Investments linked to the value of securities issued by a foreign company involve particular risks.

The prices of securities issued by foreign companies are subject to political, economic, financial and social factors that are unique to such foreign company's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in securities issued by foreign companies; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign companies and the price of securities issued by such companies. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities issued by foreign companies to fluctuate in a way that differs from those of securities issued by U.S. companies. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on prices of securities issued by foreign companies.

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Government regulatory action, including legislative acts and executive orders, could negatively affect your investment in the notes. Government regulatory action, including legislative acts and executive orders, could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action. For example, recently enacted legislation in the United States could lead to a prohibition on trading in the United States of the basket component if the Public Company Accounting Oversight Board is prevented from performing inspections relating to the basket component issuer by its jurisdiction of organization. Such legislation could have a material and negative effect on the basket component issuer, the basket component price and your return on the notes.

Further, recent executive orders issued by the U.S. Government prohibit U.S. persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to the offered notes due to determinations regarding the basket component, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any such action could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Fixed Coupon Barrier Notes	TS-11

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

The Market Measure

The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an Initial Component Weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Baskets” beginning on page PS-39 of the accompanying product supplement.

On the pricing date, for each Basket Component, its Initial Component Weight, Closing Market Price, Component Ratio and Initial Basket Value Contribution would be as follows:

Basket Component	Current Bloomberg Ticker	Current Primary Listing	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
a common share of Cameco Corporation	CCJ UN	New York Stock Exchange	50.00%	$108.89	0.45917899	50.00
the common stock of Freeport-McMoRan Inc.	FCX UN	New York Stock Exchange	50.00%	$64.40	0.77639752	50.00
					Starting Value	100.00

(1) These were the Closing Market Prices of the Basket Components on the pricing date.

(2) Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the Observation Value and Ending Value as described under “Terms of the Notes—Value of the Market Measure” on page TS-4 above.

Fixed Coupon Barrier Notes	TS-12

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Hypothetical Historical Values of the Market Measure

Because the Market Measure is a newly created basket and its value will begin to be calculated only on the pricing date, there is no actual historical information about the values of the Market Measure as of the date of this term sheet. Therefore, the hypothetical values of the Market Measure provided in the graph below were calculated from publicly available historical Closing Market Prices of each Basket Component.

The following graph is based on the hypothetical values of the Market Measure for the period from January 1, 2016 through June 23, 2026, assuming that the hypothetical value of the Market Measure was 100 on January 1, 2016. We derived the hypothetical values of the Market Measure based on the method to calculate the value of the Market Measure as described in this term sheet and on actual Closing Market Prices of the relevant Basket Components on the relevant date. The hypothetical value of the Market Measure has been normalized such that its hypothetical value on January 1, 2016 was 100. As noted in this term sheet, the Starting Value was set at 100 on the pricing date. The value of the Market Measure can increase or decrease due to changes in the prices of the Basket Components.

Hypothetical Historical Performance of the Market Measure

Fixed Coupon Barrier Notes	TS-13

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

The Basket Components

The table set forth under “The Market Measure” above lists the Basket Components and related information, including their corresponding current Bloomberg tickers, current primary listings, Initial Component Weights, Closing Market Prices on the pricing date, Component Ratios and Initial Basket Value Contributions. The Closing Market Price and Component Ratio of each Basket Component will not be determined until the pricing date.

Where Information About the Underlying Companies Can Be Obtained

The Basket Components are registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the Underlying Companies with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov.

Information about the Underlying Companies may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

Neither we, GSG, GS&Co., MLPF&S nor our other or their affiliates make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Underlying Companies with the SEC.

We Obtained the Information About the Underlying Companies From the Underlying Companies’ Public Filings

This term sheet relates only to your note and does not relate to the Basket Components or other securities of the Underlying Companies. We have derived all information about the Underlying Companies in this term sheet from the publicly available information referred to in the preceding subsection. Neither we, GSG, GS&Co., MLPF&S nor our other or their affiliates have participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the Underlying Companies in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this term sheet — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the Basket Components — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we, GSG, GS&Co., MLPF&S nor our other or their affiliates make any representation to you as to the performance of the Basket Components.

We, GSG, GS&Co., MLPF&S or our other or their affiliates may currently or from time to time engage in business with the Underlying Companies, including making loans to or equity investments in the Underlying Companies or providing advisory services to the Underlying Companies, including merger and acquisition advisory services. In the course of that business, we, GSG, GS&Co., MLPF&S or our other or their affiliates may acquire non-public information about the Underlying Companies and, in addition, one or more of us, GSG, GS&Co., MLPF&S or our other or their affiliates may publish research reports about the Underlying Companies. As an investor in a note, you should undertake such independent investigation of the Underlying Companies as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Fixed Coupon Barrier Notes	TS-14

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Historical Closing Market Prices of the Basket Components

The Closing Market Prices of the Basket Components have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the Basket Components have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the Closing Market Prices of any Basket Components during the period shown below is not an indication that such Basket Components are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of a Basket Component as an indication of the future performance of a Basket Component, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any Basket Component will result in you receiving the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Basket Components. Before investing in the offered notes, you should consult publicly available information to determine the relevant prices of the Basket Components between the date of this term sheet and the date of your purchase of the notes and, given the recent volatility described above, you should pay particular attention to recent prices of the Basket Components. The actual performance of a Basket Component over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical Closing Market Prices shown below.

The graphs below show the daily historical Closing Market Prices of each Basket Component from January 1, 2016 through June 23, 2026, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the Closing Market Prices in the graphs below from Bloomberg Financial Services, without independent verification.

Cameco Corporation

According to publicly available information, Cameco Corporation has operations that span the nuclear fuel cycle from exploration to fuel services, which include uranium production, refining, uranium dioxide and uranium hexafluoride conversion services and CANDU fuel manufacturing for heavy water reactors. Information filed with the SEC by the Underlying Company under the Exchange Act can be located by referencing its SEC file number 001-14228. On June 23, 2026, the Closing Market Price of the common stock of Cameco Corporation was $108.89.

Historical Performance of Cameco Corporation

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Fixed Coupon Barrier Notes	TS-15

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Freeport-McMoRan Inc.

According to publicly available information, Freeport-McMoRan Inc. is an international metals company. Information filed with the SEC by the Underlying Company under the Exchange Act can be located by referencing its SEC file number 001-11307-01. On June 23, 2026, the Closing Market Price of the common stock of Freeport-McMoRan Inc. was $64.40.

Historical Performance of Freeport-McMoRan Inc.

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Fixed Coupon Barrier Notes	TS-16

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Supplement to the Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page PS-43 of the accompanying product supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GSFC estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GSFC will sell to GS&Co., and GS&Co. will purchase from GSFC, the aggregate principal amount of the offered notes specified on the front cover of this term sheet. MLPF&S will purchase the notes from GS&Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto. GS&Co. is an affiliate of GSFC and GSG and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

We will deliver the notes against payment therefor in New York, New York on the settlement date set forth on the cover page of this term sheet. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on GS&Co.’s estimate of the value of the notes if GS&Co. were to make a market in the notes, which they are not obligated to do. That estimate will be based upon the price that GS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations as described under “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

Fixed Coupon Barrier Notes	TS-17

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. The related guarantees are GSG’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and GSG’s actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we have entered into, or expect to enter into, certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of our other affiliates. The terms of these hedging arrangements may take into account a number of factors, including our and GSG’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. See “Hedging” on page PS-22 in the accompanying product supplement for additional information.

For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-10 and PS-13, respectively, and “Use of Proceeds” on page PS-22 of the accompanying product supplement.

Fixed Coupon Barrier Notes	TS-18

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Validity of the Notes and Guarantee

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this term sheet have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

Fixed Coupon Barrier Notes	TS-19

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due December 31, 2027

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

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There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
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We intend to treat the notes for all tax purposes as a unit (a “Unit”) consisting of (i) a put option (the “Put Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based upon the performance of the Underlying; and (ii) a deposit with us of a fixed amount of cash, equal to the issue price of the note, to secure your obligation under the Put Option (the “Deposit”) that pays you interest based on our cost of borrowing at the time of issuance (the “Deposit Interest”).
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Based on the treatment of each note as a Unit consisting of the Put Option and the Deposit, as of the date of this term sheet, it would be reasonable to allocate each Fixed Coupon Payment between the Deposit and the Put Option and treat 31.81% of each Fixed Coupon Payment as Deposit Interest and 68.19% of each Fixed Coupon Payment as Put Option premium. The actual allocation will be determined on the trade date and will be set forth in the final term sheet. Under this approach, it would be reasonable to allocate 100% of the issue price of a note to the Deposit and none to the Put Option.
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The Deposit Interest payments will be included in the income of a U.S. Holder (as defined in the prospectus) as interest at the time that such interest is accrued or received in accordance with such U.S. Holder’s regular method of tax accounting. The Put Option premium will not be included in the income of a U.S. Holder until the sale, exchange or maturity of the notes. Accordingly, all of the Put Option premium payments on the notes (except for the last Put Option premium payment) generally will not be included in the income of a U.S. Holder when they are received.
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See “U.S. Federal Income Tax Summary” beginning on page PS-47 of the accompanying product supplement for a description of the U.S. federal income tax consequences to a U.S. Holder upon sale, exchange or maturity of a note.
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Because the U.S. federal income tax treatment (including the applicability of withholding) of the notes is uncertain, in the absence of further guidance, although a withholding agent other than us may determine otherwise (as discussed in the accompanying product supplement), if we are the withholding agent, we intend to withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Fixed Coupon Payment made to a Non-U.S. Holder, unless such payment is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI).We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.
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If you are a Non-U.S. Holder, any gain realized on the sale or exchange of such note should not be subject to U.S. federal income or withholding tax under current law.
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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement. Non-U.S. holders are urged to consult their tax advisor concerning the U.S. federal income tax consequences of investing in the notes.

Where You Can Find More Information

We and GSG have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and GSG have filed with the SEC, for more complete information about us, GSG and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or, alternatively, by calling MLPF&S toll-free at 1-800-294-1322.

Fixed Coupon Barrier Notes	TS-20